/ CORRECTION - Center Bancorp, Inc. Reports Fourth Quarter 2007 Earnings

UNION, NJ -- (MARKET WIRE) -- 01/31/08 -- In the news release, "Center Bancorp, Inc. Reports Fourth Quarter 2007 Earnings," issued earlier today by Center Bancorp, Inc. (NASDAQ: CNBC), please be advised that the Loans line item for the column dated 12/31/07 in the Quarterly Condensed Consolidated Balance Sheets (unaudited) table should read "551,669" rather than "51,669" as originally issued by Marketwire. Complete corrected table follows.

Quarterly Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands )
At quarter ended:	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Cash and due from banks	$20,541	$15,277	$24,363	$19,245	$34,088	$18,431
Fed funds and money market	49,490	0	0	35,374	10,275	7,884
Investments	314,194	343,979	366,224	381,493	381,733	393,006
Loans	551,669	550,847	533,675	530,573	550,414	537,350
Allowance for loan losses	(5,163)	(5,021)	(4,974)	(4,958)	(4,960)	(4,908
Restricted investment in bank stocks, at cost	8,467	7,347	8,299	7,832	7,805	6,924
Premises and equipment, net	17,419	17,662	18,400	18,314	18,829	18,621
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	400	426	452	479	508	542
Bank owned life insurance	22,261	22,044	21,822	21,591	21,368	21,185
Other assets	21,563	18,425	16,557	22,219	14,520	14,587
TOTAL ASSETS	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426
Deposits	699,070	650,999	678,011	722,648	726,771	731,727
Other borrowings	223,264	237,744	221,994	220,327	211,589	197,953
Other liabilities	10,033	5,317	5,804	7,828	15,411	4,069
Stockholders' equity	85,278	93,730	95,813	98,163	97,613	96,677
TOTAL LIABILITIES AND STOCK-HOLDERS' EQUITY	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384	$1,030,426

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886